Exhibit 99.1

FOR IMMEDIATE RELEASE

February 10, 2009

MICRONETICS REPORTS THIRD QUARTER RESULTS FOR FY2009; INCLUDES IMPAIRMENT CHARGES

Hudson, NH — (BUSINESS WIRE) - February 10, 2009 — Micronetics, Inc. (the “Company”) (NASDAQ:NOIZ) today reported results for its thirteen and thirty-nine weeks ended December 27, 2008.

Net sales for the thirteen weeks ended December 27, 2008 (Q3 FY2009) were $8.4 million, a decrease of 5% or $430,000 when compared to $8.8 million for Q3 FY2008. The decrease in net sales for Q3 FY2009 is primarily attributable to a decrease in net sales of high performance amplifiers for commercial WIMAX and public safety applications. The Company’s net sales increased $1.9 million or 28% when compared to the prior quarter. In addition, Micronetics reported a net loss of $9.4 million or $1.96 per diluted share for Q3 FY2009 as compared to net income of $556,000 or $0.11 per diluted share for Q3 FY2008. The net loss for Q3 FY2009 is primarily attributable to a non-cash impairment charge of $9.3 million.

During Q3 FY2009, Micronetics sustained a significant decrease in market capitalization, which combined with the uncertainty in today’s telecommunications market and the slowing demand for high performance commercial amplifiers, resulted in a triggering event that required Micronetics, under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, to test the recoverability of its goodwill as of December 27, 2008. This process resulted in the Company recording an estimated goodwill impairment charge of approximately $8 million. The Company plans on finalizing the analysis during the fourth quarter of fiscal 2009. In addition, the Company recorded an impairment charge of $1.3 million related to an intangible asset.

Net sales for the thirty-nine weeks ended December 27, 2008, were $22.0 million, a decrease of 12% or $2.9 million, compared to net sales for the thirty-nine weeks ended December 31, 2007 of $24.9 million. The decrease in net sales is primarily attributable to a decrease in net sales of high performance amplifiers for commercial WIMAX and public safety applications of approximately $6.3 million. This has been offset in part by an increase of $1.0 million in sales of components and $0.9 million in sales of integrated component sub-systems for jamming and electronic modernization. For the thirty-nine weeks ended December 27, 2008, the Company reported a net loss of $9.3 million or $1.88 per diluted share, as compared to net income of $1.4 million or $0.28 per diluted share for the thirty-nine weeks ended December 31, 2007.

David Robbins, Micronetics’ CEO stated, “While this impairment charge has significantly impacted our quarterly earnings, it is essentially a non-cash event, and it does not affect our liquidity, our banking relationships, or our ability to capitalize on our growth opportunities.”

Mr. Robbins continued “In response to shifting marketplace demands, we have taken steps to reposition our commercial amplifier business by diversifying into additional military applications, and at the same time, we have also reduced fixed costs through workforce reduction. Our continued Research & Development investment in digital pre-distortion for significant niche applications has begun and we now have amplifier development orders for the defense applications of Jamming and COTM (communications on the move). Prototype amplifiers demonstrating improvement in efficiency, and linearity, are scheduled to be beta tested on Public Safety Network and mobile TV systems.”

Mr. Robbins concluded by stating, “Micronetics has a record $24 million backlog and we believe demand remains strong for integrated assemblies for commercial in-flight Internet, defense related electronic system modernization, and jamming applications. We generated $0.7 million of “EBITDA” (Earnings before Interest, Taxes Depreciation, Amortization and non-cash impairment charges) in the quarter and are expecting to convert our significant backlog into cash during the next several quarters.”

Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communications equipment. Micronetics serves a diverse customer base, including AeroSat, Airspan, Anaren Microwave, BAE Systems, Boeing, Comtech, EADS, EDO/Benchmark, General Dynamics, ITT Electronic Warfare Systems, L-3 Communications, Lockheed Martin, Nextwave/Jabil Circuit, Northrop Grumman, Pegasus GSS, Qualcomm, Raytheon, Teradyne, Tektronix and Thales. Additional information can be found on our website at http://www.micronetics.com.

As of April 1, 2008, the Company changed its fiscal quarters to the 13-week period ending on the Saturday nearest June 30, September 30 and December 31st. The third quarter of FY2009 has 91 days versus 92 days in the third quarter of FY 2008. The Company’s fiscal year end remains March 31, 2009.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to reductions in spending by certain of our customers, our ability to operate and integrate acquired companies, our ability to manage our growth, disruptions in supply or production, increased levels of debt, our ability to protect our proprietary information, future economic conditions in our industry and generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics’ Annual Report for its fiscal year ended March 31, 2008 as well as its other filings with the Securities and Exchange Commission.

INCOME STATEMENT DATA

($000s omitted except per share data)

	Thirteen Weeks Ended
	Dec. 27, 2008	Dec. 31, 2007

Net sales	$8,398	$8,828

Gross profit	2,746	3,625

Research and development	484	289

Selling, general and administrative expenses	1,956	1,987

Goodwill impairment charge	7,965	—

Intangible asset impairment charge	1,295	—

Amortization of intangibles	161	183

Other expense	(197)	(169)

(Loss) income before income taxes	(9,312)	997

Provision for income taxes	72	441

Net (loss) income	(9,384)	556

Net (loss) income per common share:
Basic	(1.96)	.11
Diluted	(1.96)	.11

Weighted average shares
Outstanding:
Basic	4,788	4,987
Diluted	4,788	4,993

INCOME STATEMENT DATA

($000s omitted except per share data)

	Thirty Nine Weeks Ended
	Dec. 27, 2008	Dec. 31, 2007

Net sales	$22,030	$24,902

Gross profit	7,793	9,670

Research and development	1,214	601

Selling, general and administrative expenses	5,862	5,617

Goodwill impairment charge	7,965	—

Intangible asset impairment charge	1,295	—

Amortization of intangibles	499	550

Other expense	(234)	(409)

(Loss) income before income taxes	(9,276)	2,493

Provision for income taxes	17	1,134

Net (loss) income	(9,293)	1,359

Net income per common share:
Basic	(1.88)	.28
Diluted	(1.88)	.28

Weighted average shares
Outstanding:
Basic	4,934	4,912
Diluted	4,934	4,937

Contact

David Robbins, CEO

Micronetics, Inc.

(603) 546-4131